Exhibit 4.17

DESCRIPTION OF HISTOGEN INC.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following summary sets forth certain material terms and provisions of Histogen Inc.’s (the “Company”) securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of the General Corporation Law of Delaware (the “DGCL”). The following description is a summary and does not purport to be a complete description of the rights and preferences of our securities. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the DGCL and our amended and restated certificate of incorporation, as amended by the certificates of amendment dated May 26, 2020 and June 1, 2022 (our “Amended and Restated Certificate of Incorporation”), and our amended and restated bylaws (our “Amended and Restated Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.17 is a part. We encourage you to read our Amended and Certificate of Incorporation, our Amended and Restated Bylaws, and the applicable provisions of the DGCL for additional information.

DESCRIPTION OF CAPITAL STOCK

General

Our Amended and Restated Certificate of Incorporation authorizes the issuance of 210,000,000 total shares of all classes of stock, consisting of (a) 200,000,000 shares of common stock, $0.0001 par value per share, and (b) 10,000,000 shares of preferred stock, $0.0001 par value per share. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. As of December 31, 2022, there were 4,271,759 shares of our common stock outstanding, and no shares of our preferred stock outstanding.

Common Stock

Our Amended and Restated Certificate of Incorporation provides that the voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights of the holders of shares of any series of preferred stock that we have issued or may issue in the future.

Voting

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, or under our Amended and Restated Certificate of Incorporation, the holders of common stock possess voting rights at all meetings of stockholders and are entitled to one vote per share; however, except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation, as amended from time to time, that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote pursuant to our Amendment and Restated Certificate of Incorporation or the DGCL. Cumulative voting is not permitted. The holders of a majority of our stock entitled to vote may affirmatively vote to increase or decrease the authorized shares of common stock (but not below the number of shares then outstanding), irrespective of the provisions of Section 242(b)(2) of the DGCL.

Dividends

Subject to the preferential dividend or other rights, if any, of the holders of any outstanding shares of preferred stock and to the requirements of applicable law, under our Amended and Restated Certificate of Incorporation, holders of common stock are entitled to receive such dividends, if any, as may be determined by our board of directors (the “Board”). We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future.

Liquidation

In the event of the voluntary or involuntary dissolution or liquidation of the Company, the holders of common stock will be entitled to receive all assets of the Company available for distribution to stockholders after the rights of the holders of any then outstanding preferred stock have been satisfied.

Preemption Rights

There are no preemption rights applicable to the issuance of new shares under our Amended and Restated Certificate of Incorporation. Under our Amended and Restated Certificate of Incorporation, our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Preferred Stock

Our Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued by our Board from time to time in one or more series. Our Board is authorized to fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences. Our Board is able, to issue preferred stock of series that is of superior or equal or junior rank to any other series of preferred stock to the extent permitted by law. The holders of a majority of our stock entitled to vote, may affirmatively vote to increase or decrease the authorized shares of preferred stock (but not below the number of shares then outstanding), irrespective of the provisions of Section 242(b)(2) of the DGCL.

Election of Directors

Our Amended and Restated Certificate of Incorporation provides that our Board is divided into three classes: Class I, Class II and Class III. The term of each of our respective classes of directors expire three (3) years from the date of their appointment. The number of directors shall be established from time to time by our Board.

Our Amended and Restated Bylaws provide that a plurality of the votes cast at a duly called or convened meetings of stockholders for the election of directors, at which a quorum is present, is sufficient to elect a director. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, subject to the rights of holders of any series of preferred stock, directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. Furthermore, subject to the rights of the holders of any series of preferred stock, any vacancy or newly created directorship on Board, however occurring, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, and may not be filled by a vote of the stockholders, unless we determine by resolution that any such vacancy may be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

Registration Rights Agreements

On July 20, 2020, in connection with a common stock purchase agreement, we entered into a registration rights agreement with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (the “Lincoln Park Agreement”). Pursuant to the Lincoln Park Agreement, we were required to (i) file an Initial Prospectus Supplement within the time required under Rule 424(b) under the Securities Act, specifically relating to and describing the material terms and conditions of the transactions contemplated by the Lincoln Park Agreement, containing information previously omitted at the time of the effectiveness of the registration statement, (ii) use our commercially reasonable efforts to keep the registration statement effective, and (iii) maintain the effectiveness of the registration statement until the earlier of (a) the date on which all registrable securities have been sold and (b) 180 days following the earlier of termination of the Lincoln Park Agreement and the maturity date. In connection with these obligations, we filed (i) a prospectus supplement on July 20, 2020 to our registration statement on Form S-3 (File No. 333-220014), originally filed on August 17, 2017 and declared effective on November 9, 2017 and (ii) a registration statement on Form S-3 (333-248074), which was declared effective on August 26, 2020.

On December 15, 2021, in connection with a securities purchase agreement (the “Private Placement Purchase Agreement”) and private placement offering, we entered into a registration rights agreement with several institutional and accredited investors (the “Private Placement Registration Rights Agreement”). We agreed to file a resale registration statement with the SEC by December 30, 2021, covering all shares of common stock sold to investors and the shares of common stock issuable upon exercise of the warrants sold to the investors, and to cause the resale registration statement to become effective by February 28, 2022. Pursuant to the Private Placement Registration Rights Agreement, we are required to use our commercially reasonable efforts to maintain the effectiveness of this registration statement until all applicable registrable securities have been sold or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act. In connection with these obligations, we filed a registration statement on Form S-3 (No. 333-261839) on December 22, 2021, which was declared effective on January 5, 2022.

On July 12, 2022, in connection with a securities purchase agreement (the “July 2022 Purchase Agreement”), we entered into a registration rights agreement with a single healthcare-focused institutional investor (the “July 2022 Registration Rights Agreement”). We agreed to file a resale registration statement with the SEC within 15 days, covering all shares of common stock issuable upon exercise of the warrants sold to the investors, and to cause the resale registration statement to become effective within seventy-five days assuming “full review” of the resale registration statement by the SEC. In connection with these obligations, we filed a registration statement on Form S-3 (No. 333-266366) on July 28, 2022, which was declared effective on August 3, 2022.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW, OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AND OUR AMENDED AND RESTATED BYLAWS

Provisions of the DGCL and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our Board to maximize stockholder value.

Amended and Restated Certificate of Incorporation and Bylaws

Classified Board

As noted above, our Amended and Restated Certificate of Incorporation provides for our Board to be divided into three classes serving staggered terms. Approximately one-third of the Board will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our Board until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. Our Amended and Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of our capital stock entitled to vote thereon.

Amendment

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that the affirmative vote of the holders of at least two-thirds of our voting stock then outstanding is required to amend or repeal, or adopt any provision inconsistent with, certain provisions relating to the number, term, election and removal of our directors, stockholder notice procedures and the calling of special meetings of stockholders. These provisions could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could delay changes in management.

Size of Board and Vacancies

Our Amended and Restated Bylaws provide that the number of directors on our Board is fixed exclusively by our Board. Vacancies or newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Special Stockholder Meetings

Our Amended and Restated Bylaws provide that a special meeting of our stockholders may be called only by our Board, chairperson of the board, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by any other person or persons. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our Board by calling a special meeting of stockholders prior to such time as a majority of our Board, the chairperson of our Board, the president or the chief executive officer believed the matter should be considered or until the next annual meeting, provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our Board also could be delayed until the next annual meeting.

Stockholder Action by Unanimous Written Consent

Our Amended and Restated Certificate of Incorporation expressly eliminates the right of our stockholders to act by written consent without a meeting. Without the availability of stockholder action by written consent, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a stockholders’ meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Amended and Restated Bylaws provide advance notice procedures for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board. Stockholders may also consider a proposal or nomination by a person who was a stockholder at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice requirements of our amended and restated bylaws in all respects. The Amended and Restated Bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our Amended and Restated Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Undesignated Preferred Stock

The authority that is possessed by our Board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the company through a merger, tender offer, proxy contest, or otherwise by making it more difficult or more costly to obtain control of the company. Our Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL (“Section 203”). Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

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prior to this time, our Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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at or subsequent to such time, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
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any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;
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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in management. It is possible that these provisions may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

The above provisions may deter a hostile takeover or delay a change in control or management of the Company.

Transfer Agent and Placement Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219.

Listing of Securities

Our common stock is listed on the Nasdaq Capital Market under the symbol “HSTO.”